Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	February 24, 2022
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2021 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended December 31, 2021 and 2020:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended December 31, 2021, net income was $91.6 million, or $6.65 per diluted share, as compared to $5.0 million, or $.36 per diluted share, during the fourth quarter of 2020.

As reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our financial results for the three-month period ended December 31, 2021 include gains of $86.0 million, or $6.24 per diluted share, realized on the divestitures of real estate assets, consisting of the following (additional information related to the divestitures is discussed below): (i) the Auburn Medical Office Building II, located in Auburn, Washington, was divested in November, 2021 for net cash proceeds of approximately $24.9 million, which generated a $17.6 million gain on divestiture, and; (ii) the Inland Valley Campus of Southwest Healthcare System, which was exchanged as part of a previously disclosed asset sale and purchase agreement with Universal Health Services, Inc. (“UHS”), which generated a $68.4 million gain on divestiture. After adjusting the reported results for the three-month period ended December 31, 2021, for the $86.0 million above-mentioned gains on divestitures of real estate assets, as calculated on the Supplemental Schedule, our adjusted net income was $5.6 million, or $.41 per diluted share, during the fourth quarter of 2021, as compared to $5.0 million, or $.36 per diluted share during the fourth quarter of 2020.  As discussed below, these transactions were structured and completed as like-kind exchanges of property pursuant to the provisions of Section 1031 of the Internal Revenue Code, as amended.

The increase in our adjusted net income of $605,000, or $.05 per diluted share, during the fourth quarter of 2021, as compared to the fourth quarter of 2020, was due to: (i) an increase of $874,000, or $.06 per diluted share, resulting from an aggregate net increase in the income generated at various properties, including the income recorded in connection with Clive Behavioral Health, a 100-bed behavioral health care facility located in Clive, Iowa, that was completed in late December, 2020, partially offset by; (ii) a decrease of $269,000, or $.02 per diluted share, due to an increase in interest expense due primarily to an increase in our average borrowings outstanding under our credit agreement.

As calculated on the Supplemental Schedule, our funds from operations (“FFO”), were $12.9 million, or $.93 per diluted share, during the fourth quarter of 2021, as compared to $11.8 million, or $.85 per diluted share, during the fourth quarter of 2020.

During the fourth quarter of 2021, as compared to the fourth quarter of 2020, our FFO increased $1.1 million, or $.08 per diluted share. The increase was due to the $605,000, or $.05 per diluted share, of increased adjusted net income, as discussed above, as well as an increase in depreciation and amortization expense, largely due to the depreciation expense recorded in connection with the Clive Behavioral Health facility.

Consolidated Results of Operations - Twelve-Month Periods Ended December 31, 2021 and 2020:

For the twelve-month period ended December 31, 2021, net income was $109.2 million, or $7.92 per diluted share, as compared to $19.4 million, or $1.41 per diluted share during the twelve-month period of 2020.

As reflected on the attached Supplemental Schedule, our financial results for the year ended December 31, 2021 include gains of $87.3 million, or $6.34 per diluted share, realized on the divestitures of real estate assets.  In addition to the aggregate gain of $86.0 million, or $6.24 per diluted share, resulting from the fourth quarter of 2021 divestitures of the Auburn Medical Office Building II, and the Inland Valley Campus of Southwest Healthcare System, as discussed above, which was divested as part of an asset purchase and sale agreement with UHS, we also recorded a gain of $1.3 million, or $.10 per diluted share, on the sale of a medical office building located (“MOB”) in Arkansas during the second quarter of 2021. After adjusting the reported results for the twelve-month period ended December 31, 2021 for the above-mentioned gains of $87.3 million, or $6.34 per diluted share, as calculated on the Supplemental Schedule, our adjusted net income was $21.9 million, or $1.59 per diluted share, during the year ended December 31, 2021, as compared to $19.4 million, or $1.41 per diluted share, during the year ended December 31, 2020.

The increase in our adjusted net income of $2.4 million, or $.18 per diluted share, during the year ended December 31, 2021, as compared to the comparable period of 2020, was due to: (i) an increase of approximately $2.2 million, or $.16 per diluted share, resulting from a net aggregate increase net income, resulting primarily from the income generated at various properties, including the income recorded in connection with the Clive Behavioral Health facility; (ii) an increase of $790,000, or $.06 per diluted share, in bonus rental earned on the three hospital facilities leased to wholly-owned subsidiaries of UHS, partially offset by; (iii) a decrease of $546,000, or $.04 per diluted share, due to an increase in interest expense.

As calculated on the Supplemental Schedule, our FFO were $50.9 million, or $3.69 per diluted share, during the year ended December 31, 2021, as compared to $46.2 million, or $3.36 per diluted share, during the comparable period of 2020.

During the full year of 2021, as compared to the comparable period of 2020, our FFO increased by $4.6 million, or $.33 per diluted share. The increase was due primarily to the $2.4 million, or $.18 per diluted share, of increased adjusted net income, as discussed above, as well as an increase in depreciation and amortization expense, largely due to the depreciation expense recorded in connection with the Clive Behavioral Health facility.

Dividend Information:

The fourth quarter dividend of $.705 per share, or $9.7 million in the aggregate, was declared on December 1, 2021 and paid on December 30, 2021.

Capital Resources Information:

At December 31, 2021, we had $271.9 million of borrowings outstanding pursuant to the terms of our $375 million credit agreement and $99.9 million of available borrowing capacity as of that date, net of outstanding borrowings and letters of credit.

Asset Purchase and Sale Agreement with UHS:

As previously disclosed on Form 8-K, as filed on January 4, 2022, on December 31, 2021, we entered into an asset purchase and sale agreement with UHS and certain of its affiliates pursuant to the terms of which:

•

a wholly-owned subsidiary of UHS purchased from us, the real estate assets of the Inland Valley Campus of Southwest Healthcare System located in Wildomar, California, at its fair market value of $79.6 million.

•	two wholly-owned subsidiaries of UHS transferred to us, the real estate assets of the following properties:
o

Aiken Regional Medical Center (“Aiken”), located in Aiken, South Carolina (which includes an acute care hospital and a behavioral health pavilion), at its fair-market value of approximately $57.7 million, and;

o	Canyon Creek Behavioral Health (“Canyon Creek”), located in Temple, Texas, at its fair-market value of approximately $24.7 million.
•

in connection with this transaction, since the fair-market value of Aiken and Canyon Creek, which totaled approximately $82.4 million in the aggregate, exceeded the $79.6 million fair-market value of the Inland Valley Campus of Southwest Healthcare System, we paid approximately $2.8 million in cash to UHS.  This transaction generated a gain of approximately $68.4 million which is included in our consolidated statement of income for the three and twelve-month periods ended December 31, 2021.

We structured the purchase and sale of the above-mentioned properties as a like-kind exchange of property under the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended.

Also on December 31, 2021, Aiken and Canyon Creek (as lessees), entered into a master lease and individual property leases (with us as lessor), for initial lease terms on each property of approximately twelve years, ending on December 31, 2033. Subject to the terms of the master lease, Aiken and Canyon Creek have the right to renew their leases, at the then current fair market rent (as defined in the master lease), for seven, five-year optional renewal terms. The aggregate annual rental during 2022 pursuant to the leases for these two facilities, which is payable to us on a monthly basis, amounts to approximately $5.6 million ($3.9 million related to Aiken and $1.7 million related to Canyon Creek). There is no bonus rental component on either of these leases. Beginning on January 1, 2023, and thereafter on each January 1st through 2033, the annual rental will increase by 2.25% on a cumulative and compounded basis.  Pursuant to the lease on the Inland Valley Campus, we earned $4.5 million of lease revenue during the year ended December 31, 2021 ($2.6 million in base rental and $1.9 million in bonus rental).  We have accounted for the asset purchase and sale agreement with UHS as a financing arrangement and our consolidated balance sheet as of December 31, 2021 reflects a financing receivable for $82.4 million representing the fair market value of the real estate assets that were received as part of the transaction. Future lease payments received by us in connection with these two facilities will be recorded as interest income in our consolidated statements of income and as a reduction of the related financing receivable asset.

Other Recent Asset Divestiture/Acquisition Transactions:

During the fourth quarter of 2021 and first quarter of 2022, we completed two transactions as follows, utilizing qualified third-party intermediaries as part of a series of anticipated tax-deferred like-kind exchange transactions pursuant to Section 1031 of the Internal Revenue Code, as amended:

•

In November, 2021, we sold the Auburn Medical Office Building II, located in Auburn, Washington, for a sale price of approximately $24.9 million, net of closing costs.  This divestiture generated a gain of approximately $17.6 million which is included in our consolidated statement of income for the three and twelve-month periods ended December 31, 2021;

•

In January, 2022, we acquired 140 Thomas Johnson Drive, a medical office building with 20,146 rentable square feet, located in Frederick, Maryland, for a purchase price of approximately $8.0 million. The building is 100% leased to three tenants under the terms of triple-net leases. Approximately 72% of the rentable square feet of this MOB is leased pursuant to a 15-year lease, with a remaining lease term of approximately 14 years at the time of purchase, with three, five-year renewal options.

Construction of New Medical Office Building:

In January, 2022, we entered into a ground lease and master flex-lease agreement with a wholly-owned subsidiary of UHS with the intent to develop, construct and own the real property of Sierra Medical Plaza I, an MOB located in Reno, Nevada, consisting of approximately 86,000 rentable square feet. This MOB will be located on the campus of the Northern Nevada Sierra Medical Center, a newly constructed hospital that is owned and operated by a wholly-owned subsidiary of UHS, which is scheduled to be completed and opened during the first quarter of 2022. Construction of this MOB, for which we have engaged a non-related third party to act as construction manager, commenced in January, 2022. The cost of the MOB is estimated to be approximately $34 million. A wholly-owned subsidiary of UHS has entered into a master flex lease agreement, which is subject to reduction based upon the execution of third-party leases, for approximately 68% of the rentable square feet of the MOB.

Purchase of Minority Interest in Majority-Owned Limited Partnership:

During the fourth quarter of 2021, we paid approximately $3.1 million to purchase the 5% minority interest held by a third-party partner in Grayson Properties, LP which owns the Texoma Medical Plaza, an MOB located in Denison, Texas. The MOB is located on the campus of Texoma Medical Center, a hospital that is owned and operated by a wholly-owned subsidiary of UHS. As a result of this minority ownership purchase, we now own 100% of the LP.

Property Disclosures Related to Certain Facilities:

Wellington Regional Medical Center:

Upon the December 31, 2021 expiration of the lease on this acute care hospital located in West Palm Beach, Florida, a wholly-owned subsidiary of UHS exercised its fair market value renewal option and renewed the lease for a 5-year term scheduled to expire on December 31, 2026.  Effective January 1, 2022, the annual fair market value lease rate for this hospital, which is payable to us monthly, is $6.3 million (there is no longer a bonus rental component of the lease payment). Beginning on January 1, 2023, and thereafter on each January 1st through 2026, the annual rent will increase by 2.50% on a cumulative and compounded basis.  Pursuant to the hospital’s previous lease, we earned aggregate lease revenue of $5.5 million during the year ended December 31, 2021, consisting of $3.0 million of base rental and $2.5 million of bonus rental.

Facilities in Evansville, Indiana, Corpus Christi, Texas and Chicago, Illinois:

The leases on two specialty facilities, located in Evansville, Indiana, and Corpus Christi, Texas, expired on May 31, 2019 and June 1, 2019, respectively.  Each facility has remained vacant since 2019. The lease on the 4058 W. Melrose specialty facility, located in Chicago, Illinois, expired on December 31, 2021 and the facility is currently vacant. Pursuant to the terms of the lease on the 4058

W. Melrose property, we earned approximately $1.6 million of lease revenue during each of the years ended December 31, 2021 and 2020.

The aggregate annual operating expenses (excluding depreciation and amortization expense) incurred by us in connection with the Evansville, Indiana, and Corpus Christi, Texas, facilities amounted to $737,000 during 2021. The former tenant was responsible for the operating expenses of the Chicago, Illinois, property during 2021. The 2022 aggregate operating expenses for the three vacant specialty facilities, including the facility in Illinois, are estimated to be approximately $2.5 million annually. Future operating expenses related to these three facilities will be incurred by us during the time they remain owned and vacant. We continue to market each of these properties to potential interested parties. However, should the properties continue to remain vacant for an extended period of time, or should we experience a decrease in the lease rates on a future leases, as compared to the previous leases, or incur substantial renovations costs to make the properties suitable for another operator/tenant, our future results of operations could be materially unfavorably impacted.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty hospitals, medical/office buildings, free-standing emergency departments and childcare centers. We have investments or commitments in seventy-five properties located in twenty-one states.

This press release contains forward-looking statements based on current management expectations.  Numerous factors, including those disclosed herein, those related to the anticipated impact of COVID-19 on our financial results, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements in our Form 10-K for the year ended December 31, 2021, may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict, including the impact of the COVID-19 pandemic. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by developments related to COVID-19.   Such developments include, but are not limited to, the length of time and severity of the spread of the pandemic; the volume of cancelled or rescheduled elective procedures and the volume of COVID-19 patients treated by the operators of our hospitals and other healthcare facilities; measures our tenants are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus on the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential disruptions to clinical staffing and shortages and disruptions related to supplies required for our tenants’ employees and patients; and potential increases to expenses incurred by our tenants related to staffing, supply chain or other expenditures.  There may be significant declines in future bonus rental revenue earned on our hospital properties leased to wholly-owned subsidiaries of UHS to the extent that each hospital experiences a significant decline in patient volumes. We believe that the underlying businesses operated by certain of our other tenants have been, at various times, either temporarily closed entirely or operating at substantially reduced hours. These factors may result in the inability or unwillingness on the part of some of our tenants to make timely payment of their rent to us at current levels or to seek to amend or terminate their leases which, in turn, would have an adverse effect on our occupancy levels and our revenue and cash flow and the value of our properties, and potentially, our ability to maintain our dividend at current levels. Due to COVID-19 restrictions and its impact on the economy, we may experience a decrease in prospective tenants which could unfavorably impact the volume of new leases, as well as the renewal rate of existing leases. The COVID-19 pandemic may delay our construction projects which could result in increased costs and delay the timing of opening and rental payments from those projects, although no such delays have yet occurred. The COVID-19 pandemic could also impact our indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financing perspective; and changes in general economic conditions nationally and regionally in the markets our properties are located resulting from the COVID-19 pandemic. We are not able to quantify the impact that these factors will have on our future operations, but developments related to the COVID-19 pandemic could have a material adverse impact on our future financial results.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of certain items, such as gains on transactions that occurred during the periods presented.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2021. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Lease revenue - UHS facilities (a.)	$7,925	$6,328	$29,896	$24,571
Lease revenue - Non-related parties	13,000	13,036	52,324	51,562
Other revenue - UHS facilities	222	215	891	882
Other revenue - Non-related parties	263	251	1,079	995
	21,410	19,830	84,190	78,010
Expenses:
Depreciation and amortization	6,927	6,421	27,478	25,581
Advisory fees to UHS	1,134	1,059	4,406	4,141
Other operating expenses	5,956	5,711	23,441	22,284
	14,017	13,191	55,325	52,006
Income before equity in income of unconsolidated limited liability companies ("LLCs"), gains on divestitures of real estate assets and interest expense	7,393	6,639	28,865	26,004
Equity in income of unconsolidated LLCs	455	335	1,796	1,706
Gains on divestitures of real estate assets	86,010	-	87,314	-
Interest expense, net	(2,243)	(1,974)	(8,809)	(8,263)
Net income	$91,615	$5,000	$109,166	$19,447
Basic earnings per share	$6.66	$0.36	$7.94	$1.42
Diluted earnings per share	$6.65	$0.36	$7.92	$1.41

Weighted average number of shares outstanding - Basic	13,763	13,749	13,757	13,743
Weighted average number of shares outstanding - Diluted	13,784	13,771	13,779	13,765

(a.) Includes bonus rental on UHS acute-care hospital facilities of $1,736 and $1,639 for the three-month periods ended December 31, 2021 and 2020, respectively, and $6,906 and $6,116 for the twelve-month periods ended December 31, 2021 and 2020, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended December 31, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	December 31, 2021		December 31, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$91,615	$6.65	$5,000	$0.36
Adjustments:
Less: Gains on divestitures of real estate assets	(86,010)	(6.24)	-	-
Subtotal adjustments to net income	(86,010)	(6.24)	-	-
Adjusted net income	$5,605	$0.41	$5,000	$0.36

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	December 31, 2021		December 31, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$91,615	$6.65	$5,000	$0.36
Plus: Depreciation and amortization expense:
Consolidated investments	6,927	0.50	6,421	0.47
Unconsolidated affiliates	353	0.03	333	0.02
Less: Gains on divestitures of real estate assets	(86,010)	(6.24)	-	-
FFO	$12,885	$0.93	$11,754	$0.85
Dividend paid per share		$0.705		$0.695

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Twelve Months Ended December 31, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Twelve Months Ended		Twelve Months Ended
	December 31, 2021		December 31, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$109,166	$7.92	$19,447	$1.41
Adjustments:
Less: Gains on divestitures of real estate assets	(87,314)	(6.34)	-	-
Subtotal adjustments to net income	(87,314)	(6.34)	-	-
Adjusted net income	$21,852	$1.59	$19,447	$1.41

Calculation of Funds From Operations (“FFO”)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2021		December 31, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$109,166	$7.92	$19,447	$1.41
Plus: Depreciation and amortization expense:
Consolidated investments	27,478	2.00	25,581	1.86
Unconsolidated affiliates	1,549	0.11	1,202	0.09
Less: Gains on divestitures of real estate assets	(87,314)	(6.34)	-	-
FFO	$50,879	$3.69	$46,230	$3.36
Dividend paid per share		$2.800		$2.760

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	December 31,	December 31,
	2021	2020
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$608,836	$605,292
Accumulated depreciation	(225,584)	(216,648)
	383,252	388,644
Land	54,897	55,157
Net Real Estate Investments	438,149	443,801
Financing receivable from UHS	82,439	-
Net Real Estate Investments and Financing receivable	520,588	443,801
Investments in and advances to limited liability companies ("LLCs")	10,139	4,278
Other Assets:
Cash and cash equivalents	22,504	5,742
Lease and other receivables from UHS	4,641	3,199
Lease receivable - other	7,109	7,504
Intangible assets (net of accumulated amortization of $14.2 million and $19.5 million, respectively)	9,972	11,742
Right-of-use land assets, net	11,495	8,914
Deferred charges and other assets, net	11,971	8,829
Total Assets	$598,419	$494,009
Liabilities:
Line of credit borrowings	$271,900	$236,200
Mortgage notes payable, non-recourse to us, net	56,866	58,895
Accrued interest	346	351
Accrued expenses and other liabilities	12,157	19,802
Ground lease liabilities, net	11,495	8,914
Tenant reserves, deposits and deferred and prepaid rents	10,328	10,842
Total Liabilities	363,092	335,004
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2021 - 13,785,345; 2020 - 13,771,287	138	138
Capital in excess of par value	268,515	267,368
Cumulative net income and other	789,559	680,727
Cumulative dividends	(823,998)	(785,413)
Accumulated other comprehensive income/(loss)	1,113	(3,815)
Total Equity	235,327	159,005
Total Liabilities and Equity	$598,419	$494,009